SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)          December 7, 2001

RTW, Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

0-25508	41-1440870

(Commission File Number)	(IRS Employer Identification No.)

8500 Normandale Lake Blvd., Suite 1400 Bloomington, MN	55437

(Address of principal executive offices)	(Zip Code)

     Registrant’s telephone number, including area code          952-893-0403

(Former name or former address, if changed since last report)

Item 5. Other Events

RTW, Inc. Announces Termination of Merger Discussion with American Physicians Capital, Inc.

December 5, 2001, RTW, Inc. (“RTW” Nasdaq: RTWI) announced today that American Physicians Capital, Inc. (“APCapital” Nasdaq: ACAP) has determined not to proceed with its proposed acquisition of RTW, Inc. On November 9, 2001, RTW announced the signing of a letter of intent for a proposed transaction under which AP Capital would have acquired all of the 10.3 million currently outstanding shares of RTW for cash in the range of $3.10 per share. Carl Lehmann, President of RTW, stated “While we are disappointed that the merger will not be consummated, we intend to focus our energy on returning RTW to profitability as an independent company. We have a renewed commitment to continue to serve our customers and business partners with our usual high level of service.”

RTW, INC. TO CLOSE ITS MASSACHUSETTS AND MISSOURI REGIONAL OFFICES

December 7, 2001, RTW, Inc. (Nasdaq: RTWI) announced today that it is closing its Missouri and Massachusetts offices, effective January 31, 2002. RTW employs 36 people between these two regional offices. RTW opened its St. Louis, Missouri office in 1996 and its Westwood, Massachusetts office in 1997. Premiums in force totaled $89.4 million at September 30, 2001 of which $11.0 million were in the Missouri region and $13.7 million were in the Massachusetts region. The Company will not write any new business in these regions and will manage its existing business in these regions from other offices of the company.

Commenting on this development, Carl Lehmann, Chairman and CEO, said, “This is a very difficult decision. RTW will become a smaller, more focused company in 2002, and we believe that focusing on the regions of Minnesota, Colorado and Michigan will enable RTW to better deploy its capital in regions that have demonstrated the capability to return a profit. Although we have excellent people, strong agency relations and serve valued policyholders in the Missouri and Massachusetts markets, neither of these regions has been profitable this year or in the past two years. We are committed to decreasing our presence in these markets in a thoughtful way and will continue to provide excellent service to our existing agency partners and policyholders. Most importantly, we want to ensure as smooth a transition as possible for our employees. We expect to record a change of approximately $2.0 million to $2.5 million to cover the cost of these closures, the majority of which will be recognized as an expense in the fourth quarter of 2001. We expect that these actions will increase the profitability of RTW in the future and also reduce our premium to surplus leverage ratio.”

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit
No.	Description

99.1	RTW, Inc. News Release dated December 5, 2001
99.2	RTW, Inc. News Release dated December 7, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTW, Inc. (a Minnesota Corporation)

/s/ Carl B. Lehmann Chairman of the Board, President and Chief Executive Officer

December 7, 2001